Exhibit 10.4
AMENDMENT TO
G&K SERVICES EXECUTIVE EMPLOYMENT AGREEMENT
     This Amendment to G&K Services Executive Employment Agreement amends that Executive Employment Agreement dated November 16, 2007 by and between G&K Services, Inc. (the “Employer”) and Jeffrey L. Wright (“Executive”).
INTRODUCTION
A.	The Employer and the Executive have previously executed and delivered an Executive Employment Agreement.

B.	Although the Employment Agreement was drafted to comply with Section 409A of the Internal Revenue Code, the Employer and the Executive desire to make an additional change to clarify conformance to such Code section.
     NOW, THEREFORE, in consideration of the facts recited above, and the parties’ mutual undertakings, Employer and Executive agree to the following:
     1. Effective January 1, 2009, Section 6.5(b) of the Employment Agreement is hereby amended by deleting the final three sentences of said section and inserting in lieu thereof the following:
“In the event that any payment or benefit intended to be provided under this Article 6 or otherwise is required to be reduced pursuant to this Section 6.5, Employer shall designate the payments and or benefits to be so reduced in order to give effect to this Section 6.5. Employer shall designate the payments and/or benefits to be so reduced in such a manner as to comply with the requirements of Section 409A, and in particular shall first reduce such cash benefits as are not subject to Section 409A, and next shall reduce on a pro rata basis such cash benefits as are subject to Section 409A, and finally shall reduce other benefits on a pro rata basis.”
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the 10th day of April, 2009.

EMPLOYER G&K SERVICES, INC.
By	/s/ Richard L. Marcantonio
Richard L. Marcantonio,
Chairman and Chief Executive Officer

/s/ Jeffrey L. Wright
Executive